Exhibit 10.6

Execution Copy

October 12, 2007

HAND DELIVERED

PERSONAL AND CONFIDENTIAL

Mr. Jordan Banks

144 Strathallan Blvd.

Toronto, ON M5N IS7

Dear Mr. Banks:

Re:          Employment Agreement

JumpTV Inc. (“JumpTV”) is pleased to offer you employment on the terms and conditions described in this letter.

Please carefully read and consider the terms and conditions. Please confirm your understanding of and agreement to them by countersigning this letter in the space provided below and returning the countersigned copy to me. A second copy of this letter is enclosed for your records.  Subject to the approval of the Board of Directors of JumpTV, when you countersign this letter, it will be a binding employment agreement between you and JumpTV.

1.            Term of Employment

The term of employment will be effective on the date this agreement is approved by the board of directors of JumpTV (the “Effective Date”), with your first day of attendance at JumpTV’s offices being November 12, 2007 (the “Commencement Date”) and will continue until:

i.                                          your resignation; or

ii.                                       you termination; or

iii.                                    your death; or

iv.                                   for medical reasons you are unable to fufill the functions of your position;

(the “Term”).

The parties agree that they will negotiate in good faith during the last ninety (90) days of the third year of Term in order to negotiate Salary and Bonus for the fourth year of the Term but, if negotiations are not successful, you will receive a minimum Salary and Bonus for year four (4) as set out in paragraph 4 of this Agreement.

You agree, during the Term of your employment, to devote your entire working time, services, skill and ability to such employment and to serve as all times with loyalty and honesty in the best interests of JumpTV.

2.             Duties and Responsibilities

You will be employed by JumpTV as its sole Chief Executive Officer and will perform such duties and exercise such powers related to this position as are normally associated with the additional powers as the Board or the Compensation Committee may determine. You shall report to the Board of Directors of JumpTV. You will not be required to relocate out of the Greater Toronto Area.

In the event the head office of JumpTV is relocated outside the Greater Toronto Area, or your title becomes other than Chief Executive Officer, or you are not themost senior executive reporting to the Board of Directors, it shall be deemed to be a termination without cause.

3.            Compensation and Bonus

JumpTV will pay you during the Term of this Agreement a gross annual salary (“Salary”) of:

•                  CDN$375,000 in the first year of the Term (Effective Date to November 12, 2008);

•                  CDN$400,000 in the second year of the Term (November 12, 2008-November 12, 2009);

•                  CDN$425,000 in the third year of Term (November 12, 2009- November 12, 2010) ;

•                  the parties will negotiate in good faith with respect to salary in the fourth year of the Term but, in any event, the minimum will be CDN$500,000 in the fourth year of the Term (November 12, 2010-November 12, 2011)

The Salary is payable in equal bi-weekly installments in arrears by direct deposit.

You will be entitled to receive a one-time cash bonus of CDN$200,000, which will be payable immediately, if for a continuous period of six (6) months the closing price of JumpTV’s common shares on the Toronto Stock Exchange (“TXT”) is over $6 per share. The commencement of the six (6) month period must be within the first three years be within the first three years of the Commencement Date but the end of the six (6) month period may occur while you are employed by JumpTV or your employment has ended pursuant to paragraph 1, in either case, the cash bonus of CDN$200,000 will be payable.

4.            Annual Bonus

You shall be entitled to receive at the discretion of the Board acting reasonably and in good faith an annual bonus in CDN$ of up to:

•                  60% of your Salary in the first year of the Term;

•                  75% of your Salary in the second year of the Term;

•                  90% of your Salary in the third year of the Term; and

•                  as set out in paragraph 1, the parties will negotiate in good faith with respect to Bonus in the fourth year of the Term but, in any event, the minimum will be 100% of your Salary;

(Collectively the “Bonus”)

The Bonus, if any, shall be based on mutually agreed upon objectives by  yourself and the Compensation Committee and as approved by the Board of Directors and the Bonus, if any shall be paid within 30 days of the end of the first, second, and third year, respectively, from the Commencement Date.

5.            Benefits

You shall be eligible for any group medical, dental and insurance programs including short and long term disability applicable to the senior executives of JumpTV as per the terms and conditions of such programs. JumpTV shall pay all premium costs and contributions associated with the group benefits program under which you are covered. You acknowledge receiving a written summary of the terms of such benefit plans.

You agree to JumpTV including you in its key man life insurance policy currently in effect on the life of the G. Scott Paterson, the Executive Chairman, provided that $2million dollars of any benefit is to be paid to your designated beneficiary.

Subjected to approval of the Board, JumpTV will pay you an aggregate monthly transportation allowance of notmore than $1,500, which shall solely cover any and all expenses related to your transportation to and from work including but not limited to car payments, taxi fares, gas, parking, car insurance payments, car maintenance and upkeep and other transportation-related expenses.

JumpTV shall provide you with all telecommunications equipment such as cellular telephones, Blackberries, laptop computers and/or other devices reasonably necessary for the performance of your duties.

6.            Incentive Compensation

You will be eligible to participate in any JumpTV stock option plan and/or Stock Appreciation Rights plan (“SARs”) in accordance with such plan terms as amended from time to time. JumpTV confirms that, subject to continuing employment with JumpTV and to all required regulatory and shareholder approvals, you will be granted a total of 1,825,000 SARs in accordance with the SARs plan (the “Plan”) of JumpTV which will be granted as follows:

A    1,325,000 of the SARs to be granted on the Effective Date with an exercise price of US$3.00;

B    350,000 of the SARs to be granted on the later of the (i) first anniversary of the Commencement Date; (ii) if the date in (i) falls within a blackout period (as such term is defined in JumpTV’s insider trading policy), the date that is two business days after the end of such black out period ; and (iii) if there is any material undisclosed information (within the meaning of such term under applicable TSX policies or securities laws) on the dates in (i) and (ii) above, the date that is two business days after such material undisclosed information has been publicly disclosed. The exercise price of such SARs shall be at the then prevailing market price (within the meaning of such term in the Plan) at the time of grant in accordance with the Plan.

C    150,000 of the SARs to be granted on the later of the (i) second anniversary of the Commencement Date; (ii_ if the date in (i) falls within blackout period (as such term is defined in JumpTV’s insider trading policy), the date that is two business days after the end of such blackout period; and (iii) if there is any material undisclosed information (within the meaning of such term under applicable TSX policies or securities laws) on the dates in (i) and (ii) above, the date that is two business days after such material undisclosed information has been publicly disclosed. The exercise price of such SARs shall be at the then prevailing market price (within the meaning of such term in the Plan) at the time of grant in accordance with the Plan.

The SARs granted pursuant hereto will be deemed to begin vesting on the Effective Date and will vest monthly as to 1/48 of such SARs for a period of 48 months, and will be exercisable for a period of 60 months from the respective dates of grant. Consequently, on the date of the grant of 350,000 pursuant to B above, 13/48 of such SARs shall be vested upon grant thereof, and on the date of grant of the 150,000 SARs pursuant to C above, 25/48 of such SARs shall be vested upon grant thereof.

In the event you are terminated without cause or a Change of Control occurs prior to either of the dates the SARs set out in either B and C above are to be granted, any SARs that would otherwise have been granted within the Acclerated Vesting (as defined below) period but for such termination without cause or Change of Control, shall be granted as of the date of such termination without cause or Change of Control and Accelerated Vesting shall apply to any such SARs granted as of such date.  Any SARs that would have been granted but for such termination without cause or Change of Control that fall outside the Accelerated Vesting period will not be granted on the dates of such termination without cause or Change of Control shall be the five day volume weighted average trading price of the common shares of JumpTV on the Toronto Stock Exchange as of the date of such termination without cause or Change of Control, or otherwise in accordance with the Plan.

7.            Vacation

During the term of this Agreement you will be entitled to five (5) weeks annual paid vacation for each year of the Term, to be earned from November 12 until November 11 of the following year, to be taken at such times as may be mutually agreed between you and JumpTV, acting reasonably.  In addition, you will be entitled to two (2) weeks of vacation during the 2007 Christmas holidays which will not be counted against your five (5) weeks of annual paid vacation for 2007 only.  Unused vacation may be carried over for up to eighteen (18) months after the completion of each fiscal year, and all vacation due and owing, including vacation time carried over, shall be paid out as salary and bonus on termination of employment for any reason.

8.            Expenses

You will be reimbursed for all authorized travelling and other out-of-pocket expenses (except those in respect of which the Transportation Allowance is payable) actually and properly incurred by you in connection with your duties under this Agreement in accordance with JumpTV’s expense policy in effect from time to time.  You will be reimbursed for all reasonable professional dues (including YPO dues and YPO Universities), and JumpTV agrees to contribute up to $20,000 per year to certain registered charities identified by you.  For all such expenses, you will furnish to JumpTV, receipts, statements and vouchers, as and when JumpTV requires.

9.            Non-Disclosure

You covenant to and agree with JumpTV that, from and after the date hereof, you shall, unless you shall first have secured JumpTV’s written consent, keep confidential and shall not divulge, communicate, disclose, copy, destroy or use at any time, any secret or confidential information or technology (including without limitation matters of a technical nature, such as know-how, prototypes, models, parts, machines, inventions, discoveries, improvements, secret data, and research projects, computer programs and software, information about costs, profits, markets, sales lists of customers, and other information of similar nature to the extent not available to the public) of JumpTV or other third parties of which you have become informed of during, or as a result of, your involvement with JumpTV, whether or not developed by you or as a result of your involvement with JumpTV, except (i) as required in his duties to JumpTV; (ii) if such information or technology is otherwise available to the public; or (iii) if and to the extent that you are required by law to disclose such information or technology, provided that in such circumstances you shall have given prior written n notice to JumpTV of your obligation and JumpTV has not, prior to you being so required by law to make such disclosure, obtained judicial relief from such legal requirement to disclose.  You covenant to and agree with JumpTV that upon resignation or termination of your employment for any reason, you will deliver to JumpTV forthwith all such confidential information in any format or medium that is in your possession.  Furthermore, you warrant that you are under no duty of confidentiality to any third party that would preclude full performance of the duties contemplated in this Agreement.  You will not disclose to JumpTV or induce JumpTV to use any inventions or confidential information belonging to others.

10.          Non-Solicitation

You covenant to and agree with JumpTV that, in the event your employment is terminated, whether or not for cause, for a period of one year from the effective date of such termination, you will not, without obtaining the express prior written consent of JumpTV:

(a)          directly or indirectly either as an employee, employer, operator, agent, independent contractor, owner, consultant, partner, investor or in any capacity whatever, solicit a person from his/her employment with JumpTV, unless such person had a pre-existing relationship with you, either professionally or personally, excepting those persons that are introduced to JumpTV through a recruiter.

(b)         directly or indirectly deliberately take any action which may reasonably result in the relations between any member of JumpTV and the suppliers, customers, partner or employees to or of the Business being impaired or which may otherwise be detrimental to the Business in a material manner.

11.          Non-Competition

(a)          “Business”  means the business and undertaking carried on by JumpTV from time to time during the term of your employment with JumpTV up until the date of termination of your employment hereunder including, without limitation, the business of rebroadcasting ethnic television channels and the streaming of international television and sports over the internet to any internet enabled device;

(b)         “Person” means any individual, corporation, partnership, trustee or trust or unincorporated association; and

(c)          “Territory” means the World.

You covenant to and agree with JumpTV that, in the event your employment is terminated, whether or not for cause, for period of one year from the effective date of such termination, you will not, without obtaining the express prior written consent of JumpTV, carry on or be engaged in or have any financial or other interest in any Person, or be otherwise commercially involved in or with any endeavour, activity, Person or business in any part of the Territory or the countries in which JumpTV or its affiliates operate or North America or Canada which is the same as or in competition with the Business, save and except for an interest of less than 5% in a publicly traded company.

12.          Termination of this Agreement

Your employment hereunder may be terminated by either you or JumpTV as the case may be (in either case sections 10 and 11 hereof apply), in any of the following circumstances:

(a)          at any time by JumpTV forthwith, without notice and without pay in lieu of notice, for cause (“cause” being defined as just cause at common law);

(b)         automatically upon death;

(c)          by JumpTV, without cause, (which shall include a Change of Control, as hereinafter defined), by providing to you the Severance Payment (as hereinafter defined), the Severance Payment (as hereinafter defined), the Severance Benefits (as that term is hereinafter defined) and Accelerated Vesting (as hereinafter defined) of incentive compensation;

(d)         by you upon no less than (60) days notice (the “Notice period”), provided that your employment shall terminate on the date the Notice period expires.  In such circumstances, JumpTV may request that you cease duties prior to the expiry of the Notice period.  JumpTV shall, in such event, pay to you an amount equal to the difference between the amount which you would have received had your employment been continued throughout the Notice Period and the amount actually paid by JumpTV to you during the Notice period;

(e)          “Severance Payment” means

Salary and payment of your pro rata Bonus to the date of your termination, in addition to one year’s Salary (based on Salary paid during the previous 12 month period prior to the date of your termination) and bonus (based on the previous year’s Bonus); however, if a Severance Payment is due:

•                  within six (6) months of the Commencement Date you will be entitled to receive a Bonus equal to 30% of your first year Salary;

•                  within nine (9) months of the Commencement Date, you will be entitled to receive a Bonus equal 45% of your first year Salary; and

•                  within twelve (12) months of the Commencement Date, you will be entitled to receive a Bonus equal to 60% of your first year Salary.

If a Severance Payment is due during the first year of the term as a result of a Change of Control then the Bonus due shall be 60% of your first year Salary regardless of when such Change of Control occurs during the first year of the term.

Any payment due under this subsection shall be payable in cash on, or as soon as reasonably practicable after, the date of termination without cause.  You shall have no duty to mitigate and may take up employment elsewhere (but not in contravention of section 10 and 11 hereof) without deduction from any amounts owing hereunder.

(f)            “Severance Benefits” means the provision of employment benefits described in Section 4 hereof for a period equal to twelve (12) months.

(g)         “Accelerated Vesting” shall mean:

(i)            in the case of a Change of Control and regardless of your current capacity, the automatic vesting of any unvested options/SARs or other incentive compensation which are subject to vesting within a period of twelve (12) months from the date of the Change of Control, unless such Change of Control occurs in the first year of the Term in which case the automatic vesting period shall be for a period of fifteen (15) months from the date of the Change of Control.  You shall be entitled to exercise all such unexercised SARs or other incentive compensation at any time before the expiry date for the exercise of the SARs or other incentive compensation (other than Bonus) as defined in the plans; and

(ii)           in the case of a termination by JumpTV on a without cause basis and regardless of your current capacity, the automatic vesting of any unvested options/SARs or other incentive compensation which are subject to vesting within a period of twelve (12) months from the date of termination without cause, unless such termination without cause occurs in the first year of the Term, in which case the automatic vesting period shall be for a period of fifteen (15) months from the date of termination without cause.  You shall be entitled to exercise all such unexercised options/SARs or other incentive compensation at any time before the expiry date for the exercise of the options/SARs or other incentive compensation (other than Bonus) as defined in the plans.

(h)   In the event the continuance of Severance Benefits is not permitted under the applicable group insurance or benefit plan, JumpTV shall pay, no later than fifteen (15) days after the effective date of termination of your employment, an amount equal to the value of such benefits as determined by JumpTV’s auditors using such methods and assumptions as JumpTV’s auditors consider appropriate in the circumstances.

(i)    Any payment made to you under this section shall be deemed to include all required termination and/or severance payments pursuant to the provisions of the Employment Standards Act, 2000  (Ontario).

13.          Intellectual Property

You agree that any and all ideas, discoveries, inventions and improvements thereon (“Inventions”) which you may conceive or make during the period of your employment, either alone or jointly with others, whether or not reduced to practice, relating or in any way appertaining to or connected with the Business shall be the sole and exclusive property of JumpTV.  You will, whenever so requested by JumpTV, execute any and all application, assignments, and other instruments which JumpTV shall deem necessary in order to apply for and obtain letters patent of Canada or foreign countries for said Inventions or for any other reason.

You acknowledge and agree that all copyright and other rights in any designs, plans, specifications, documents or other work (“Work”) you create during the period of your employment with JumpTV, whether or not such Work is created in the course of your employment relating to the Business shall be the sole and exclusive property of JumpTV.  You hereby assign all such rights to JumpTV.  You will, whenever so requested by JumpTV, execute any and all applications, assignments, and other instruments which JumpTV shall deem necessary in order to apply for and obtain registration of copyright in any Work in Canada or foreign countries.

You waive all moral rights or author’s rights in any Work you may create.

At the commencement of your employment, and at all times during the term of this Agreement, you will promptly disclose to JumpTV all Inventions and Works you have conceived or created, whether in the course of your employment or otherwise, relating to the current business of JumpTV.  If the nature of JumpTV’s business changes, you will promptly disclose all Inventions and Works relating to any new research and development, products or business plans of JumpTV.

14.          Change of Control

“Change of Control” means a transaction or series of transactions whereby directly or indirectly:

(a)          Any person or combination of persons obtains a sufficient number of securities of JumpTV to affect materially the control of JumpTV; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 50% or more of the votes attaching to all shares of JumpTV which may be cast to elect directors of JumpTV, shall be deemed to be in a position to affect materially the control of JumpTV; or

(b)         JumpTV shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of JumpTV) or any other person (other than a subsidiary of JumpTV) shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with, JumpTV, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of JumpTV or any other person or for cash or any other property;

(c)          JumpTV shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest), property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value, whichever is the lower) of JumpTV and its subsidiaries as at the end of the most recently completed financial year of JumpTV or (B) which during the most recently completed financial year of JumpTV generated, or during the then current financial year of JumpTV are expected to generate, more than 50% of the consolidated operating income or cash flow of JumpTV and its subsidiaries, to any other person or persons (other than JumpTV or one of its subsidiaries); or

(d)         There occurs a change in the composition of the Board, at a single meeting, or a succession of meetings of the shareholders of JumpTV, occurring within 6 months of each other, whereby the individuals who were members of the Board immediately prior to the first of such meetings cease to constitute a majority of the Board without the Board, as constituted immediately prior to such meeting, approving of such change.

Notwithstanding anything to the contrary contained in this Agreement, if a Change in Control occurs, you shall be entitled to elect to terminate your employment with JumpTV and to receive payments and benefits in accordance with this Agreement, as if you had been terminated without cause.  This section shall not apply if the Change in Control involves a sale of securities or assets of JumpTV with which you are involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing).

All of your termination rights provided for in this section are conditional upon you electing to exercise such rights by notice given to JumpTV within 120 days of the Change of Control.

15.          Death

In the event of death prior to the satisfaction of all of JumpTV’s obligations under the terms of this Agreement, any remaining amounts payable to you by JumpTV shall be paid to the person or persons previously designated by you to JumpTV for such purposes (the “Designate”).  The Designate shall be made in writing, signed by you and dated and filed with the Secretary of JumpTV.  In the event that no designation is made, all such remaining amounts shall be paid by JumpTV to your estate.

Effective the date of death, the Designate or your estate as the case may be, shall also be entitled to automatic vesting of any unvested options/SARs or other incentive compensation.  The Designate or your estate, as the case may be, shall be entitled to exercise all such unexercised options/SARs or other incentive compensation at any time before the expiry date of the exercise of the options/SARs or other incentive compensation (other than Bonus) as defined in the plans.

16.          Miscellaneous

This Agreement shall be the whole and complete agreement between you and JumpTV with respect to your employment; it replaces and supersedes any and all previous verbal or written agreements that may have been entered into, and any not be amended or modified except by written amendment signed by both Parties.

In the event that any part of this Agreement shall be determined at any time to be invalid, such provisions shall be deemed severable and deleted herefrom and the remainder of this Agreement shall constitute the whole agreement of the Parties hereto and shall, except as hereinbefore provided, continue in full force and effect.

You hereby confirm that you are not a party to any agreement or under any other obligation to anyone, including any former employer nor do you have any other interest which is inconsistent with or in conflict with or which would prevent, limit or impair your performance of any obligations hereunder which you have not disclosed in writing to JumpTV.  You acknowledge that JumpTV is not requesting you to disclose any confidential information which you may have obtained from a former employer.

You acknowledge that you had independent legal and tax advice regarding the execution of this Agreement and that he understands the contents of this agreement and that he is executing the same voluntarily and without pressure from JumpTV or anyone on its behalf.

This Agreement shall ensure to the benefit of and be binding upon the Parties hereto, their respective successors, heirs, representatives, administrators and the assigns of JumpTV.  You shall not assign or transfer this Agreement or any of his rights or obligations hereunder.

This Agreement shall be governed by and construed according to the laws of the Province of Ontario and the federal laws of Canada applicable therein, and both Parties hereby agree that the Courts of the Province of Ontario have exclusive jurisdiction in any dispute, action, cause of action or otherwise that may arise from this Agreement.

Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to JumpTV:

JumpTV Inc.
463 King Street West, 3rd Floor
Toronto, Ontario M5V 1K4

	Telephone:	647-426 1300
	Facsimile:	416-849-3700

	Attention:	Mark Amin
Chairman – Compensation Committee, Board of Directors

(b)	if to the Executive:

Jordan Banks
144 Strathallan Blvd.
Toronto, ON M5N 1S7

	Telephone:	416-932-9996

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section.  Any notice so delivered shall be deemed to have been given and received on the day it is so delivered at such address, provided that such day is not a business day then the notice shall be deemed to have been given and received on the business day next following the day it is so delivered.  Any notice so transmitted by facsimile transmission or other form of recorded communication shall be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that is such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party and approved by the Board in the case of JumpTV.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

17.          Copy of Agreement

You hereby acknowledge receipt of a copy of this Agreement duly signed by JumpTV.

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If you agree with the above, please sign both copies of this letter in the presence of a witness and return one copy to Mark Amin.  Please retain the second copy for your records.

Yours very truly,

JumpTV Inc.

Per:	/s/ Mark Amin
Mark Amin
Chairman, Compensation Committee

Enclosure

I have read, understand and having had the opportunity to obtain legal advice hereby voluntarily accept the terms of employment described above as constituting a binding employment agreement between me and JumpTV.

Date:	Oct 12, 2007

Illegible		/s/ Jordan Banks
Witness		Jordan Banks

The undersigned hereby confirms the Board of Directors of JumpTV has approved this agreement as of the 12th day of October, 2007, being the Effective Date.

On behalf of the Board of Directors of JumpTV Inc.

Per:	/s/ G. Scott Paterson
G. Scott Paterson
Chairman of the Board